EXHIBIT 1.2

HIGHWAY HOLDINGS LIMITED

CERTIFIED TRUE COPY OF RESOLUTION

ADOPTED BY THE DIRECTORS

PURSUANT TO THE ARTICLES OF ASSOCIATION OF

THE COMPANY ON THE 20TH DAY OF JANUARY 2003

AMENDMENT OF ARTICLE OF ASSOCIATION

IT WAS RESOLVED THAT New Regulation 60(1) of the Company’s Article of Association be deleted in their entirety and replacing it with the following:

“60(1). The minimum number of directors shall be one and the maximum number shall be 9.”

Dated this 20th day of January, 2003.

HWR SERVICES LIMITED Registered Agent